Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Invitae Corporation for the registration of 111,627,888 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2023, with respect to the consolidated financial statements of Invitae Corporation, and the effectiveness of internal control over financial reporting of Invitae Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California
March 17, 2023